Exhibit 3(i)

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

CARBON NATURAL GAS COMPANY

a Delaware corporation

WHEREAS, on June 16, 2011, CARBON NATURAL GAS COMPANY, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the Delaware General Corporation Law (the “DGCL”), filed with the Delaware Secretary of State a Certificate of Designation of Relative Rights and Preferences for the Series A Convertible Preferred Stock (the “Certificate of Designation”); and

WHEREAS, in accordance with Section 151(g), the Corporation states that no shares of the Series A Convertible Preferred Stock have been issued; and

WHEREAS, the Corporation does hereby amend and restate the Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

WHEREAS, the Certificate of Incorporation  provides for a class of its authorized shares of stock known as Preferred Stock, par value $0.01 per share (the “Preferred Stock”), 1,000,000 shares are authorized for issuance from time to time in one or more series; and

WHEREAS, the Board of Directors (the “Board”) of the Corporation is authorized to fix by resolution the number of shares of any series of Preferred Stock, to determine the designation of any such series, and to determine the powers, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference of any series of Preferred Stock; and

WHEREAS, it is the desire of the Board, pursuant to its authority under the Certificate of Incorporation, to fix the designation and preferences and relative rights, and qualifications, limitations and restrictions and other matters relating to a series of Preferred Stock to be designated Series A Convertible Preferred Stock as follows.

RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative rights, and qualifications, limitations and restrictions, of a series of the Corporation’s Preferred Stock to consist of 100 shares, par value $0.01 per share, and designated “Series A Convertible Preferred Stock”;

FURTHER RESOLVED, that all shares of Series A Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1.             Determination.  The first series of the Corporation’s Preferred Stock, par value $0.01 per share (the “Preferred Stock”), is designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

2.             Authorized Shares.  The number of authorized shares of Preferred Stock constituting the Series A Preferred Stock shall be 100 shares.

3.             Dividends.

(a)           Participating.  Shares of Series A Preferred Stock will participate in Distributions (as such term is defined below) payable in respect of Common Stock such that each share of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, an amount of any Distribution equal to a fraction, the numerator of which shall equal the number of shares of Common Stock into which such share of Series A Preferred Stock are to be converted pursuant to Section 6 and the denominator of which shall equal the sum of (a) the aggregate number of shares of Common Stock outstanding on the record date for the determination of the stockholders entitled to receive such Distribution as determined by the Board, plus (b) the number of shares of Common Stock into which all shares of Series A Preferred Stock are to be converted pursuant to Section 6.  “Distribution” in this Section means the distribution or transfer of cash or property without consideration, whether by payment of a dividend or otherwise, or the purchase, redemption or acquisition of shares of the Corporation for cash or property.

(b)           Form of Dividend.  All dividends payable on the Series A Preferred Stock shall be paid in the same form and manner as paid to the holders of shares of Common Stock, as determined in the discretion of the Board.

(c)           Dividend Priority.  The Corporation shall make no Distribution to the holders of the Series A Preferred Stock apart from a Distribution payable in respect of Common Stock in which the holders of the Series A Preferred Stock shall participate pursuant to Section 3(a) above.

4.             Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, distributions to the stockholders of the Corporation will be made in the following manner:

(a)           Common Stock and Series A Preferred Stock.  Prior to any payment to holders of Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock on liquidation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $0.01 per share (the “Liquidation Preference”).  Following payment of the Liquidation Preference, the entire remaining assets and surplus funds of the Corporation legally available for distribution upon liquidation will be distributed ratably among the holders of the Common Stock and the holders of the Series A Preferred Stock in proportion to the shares of Common Stock then held, or, with respect to the holders of Series A Preferred Stock, deemed held by them.  The holders of the Series A Preferred Stock shall be deemed to hold the number of shares of Common Stock into which their shares of Series A Preferred Stock are to be converted pursuant to Section 6.

(b)           Merger or Sale Deemed a Liquidation.  For purposes of this Section 4, the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the voting power of the Corporation, outstanding immediately prior to such transaction, or a sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

(c)           Valuation.  Assets to be distributed pursuant to this Section 4, insofar as the same shall be property other than cash, if not liquidated, shall be valued at the fair market value thereof upon the occurrence of the liquidation event, as determined in good faith by the Board.

5.             Voting Rights.  Except as provided in Section 9, the holder of each share of Series A Preferred Stock issued and outstanding will be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock are to be converted pursuant to Section 6 at the record date for the determination of the stockholders entitled to vote on the matter in question, or, if no such record date is established, at the record date provided by the Delaware General Corporation Law (the “DGCL”) for any vote or action by written consent.  If the shares of Series A Preferred Stock held by a holder are convertible into a non-integral number of shares of Common Stock as of the date of determination, the number of votes to which such stockholder will be entitled will, after aggregating all such shares of Series A Preferred Stock, be rounded down to the nearest whole vote.  Except as provided in Section 9 or as otherwise provided by the DGCL or the Certificate of Incorporation, the Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of stockholders, voting together with the Common Stock as a single class.

6.             Conversion.

(a)           Automatic Conversion.  Each share of Series A Preferred Stock will be automatically converted into Common Stock upon the effectiveness of the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware which amends Section 4.1 of the Certificate of Incorporation to provide as follows:

“Authorized Shares.  The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred One Million (201,000,000) shares, consisting of (i) Two Hundred Million (200,000,000) shares of common stock, each with par value of $0.01 (the “Common Stock”) and (ii) One Million (1,000,000) shares of preferred stock, each with par value of $0.01 (the “Preferred Stock”)”

(the “Certificate of Amendment”).

The number of shares of Common Stock into which each share of Series A Preferred Stock shall be converted will be determined by dividing $100,000 (the price at which each share of Series A Preferred Stock was sold) by $0.45 (the “Conversion Price”).

(b)           Mechanics of Conversion.  Upon the effectiveness of the Certificate of Amendment, the outstanding shares of Series A Preferred Stock will be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation will, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Series A Preferred Stock a certificate or certificates representing the number of shares of Common Stock to which such holder will be entitled as aforesaid.  Such conversion will be deemed to have been made upon the effectiveness of the filing of the Certificate of Amendment, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock at such time.

(c)           Adjustments to Conversion Prices of Series A Preferred Stock.  If the outstanding shares of Common Stock shall be subdivided, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(d)           Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation will, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such applicable adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.  Any certificate sent to the holders of Series A Preferred Stock pursuant to this Section 6(d) will be signed by an officer of the Corporation.

(e)           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Series A Preferred Stock, at the address for such holder shown on the books of the Corporation, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

(f)            Payment of Taxes.  The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

7.             No Reissuance of Series A Preferred Stock.  Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be cancelled, retired, and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue.  All such shares of Series A Preferred Stock shall upon their cancellation become authorized but unissued shares of the Corporation’s preferred stock and may be reissued as part of a new series of the Corporation’s Preferred Stock subject to the conditions and restriction on issuance set forth in any certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

8.             Severability.  If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9.             Amendment of the Terms of the Series A Preferred Stock.  Except as otherwise provided by the DGCL, the terms of the Series A Preferred Stock set forth herein may be amended only by the holders of the Series A Preferred Stock voting as a single class, with the consent of a majority of the issued and outstanding Common Stock held by Disinterested Stockholders.  As used herein and solely with respect to the amendment of the terms of the Series A Preferred Stock, “Disinterested Stockholders” means holders of the Corporation’s issued and outstanding Common Stock, excluding the holders of the Series A Preferred Stock and their Affiliates.  As used herein, “Affiliate” means, with respect to a holder of the Series A Preferred Stock, any person that controls, is controlled by or under common control with such holder of the Series A Preferred Stock.

FURTHER RESOLVED, that the Chief Executive Officer and the Secretary of the Corporation be, and each hereby is, authorized and directed to execute, acknowledge, file and record an Amended and Restated Certificate of Designation in accordance with the foregoing resolutions and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned authorized officers of the Corporation, for the purpose of amending the Certificate of Incorporation pursuant to Delaware General Corporation Law, do hereby make and file this Amended and Restated Certificate of Designation on behalf of the Corporation, hereby declaring and certifying that the facts stated herein are true, and accordingly have hereunto set their respective hands this 24th day of June, 2011.

CARBON NATURAL GAS COMPANY

By:	/s/ Patrick R. McDonald

Patrick R. McDonald,
Chief Executive Officer

By:	/s/ Kevin D. Struzeski

Kevin D. Struzeski,
Secretary and Treasurer